 Filed Pursuant to Rule 424(b)(5)
 Registration No. 333-265768
PROSPECTUS
ROCKWELL MEDICAL, INC.
11,168,887 Shares of Common Stock
Pursuant to this prospectus, the selling stockholder identified herein (the “Selling Stockholder”) is offering on a resale basis an aggregate of 11,168,667 shares (the “Shares”) of common stock, par value $0.0001 per share, of Rockwell Medical, Inc., a Delaware corporation, including Shares issuable upon the exercise of 9,900,990 outstanding warrants with a per share exercise price equal to $1.39 and 1,267,897 outstanding pre-funded warrants with a per share exercise price equal to $0.0001 (collectively, the “Warrants”). The Shares and the Warrants were issued pursuant to a Securities Purchase Agreement by and among the Company and the Selling Stockholder (the “Purchase Agreement”). We will not receive any of the proceeds from the sale by the Selling Stockholder of the Shares. However, upon any cash exercise of the Warrants by the Selling Stockholder, we will receive cash proceeds per share equal to the exercise price of the Warrants. If the Warrants are exercised in a cashless exercise, we will not receive any proceeds from the exercise of the Warrants.
The Selling Stockholder may sell or otherwise dispose of the Shares in a number of different ways and at varying prices. We provide more information about how the Selling Stockholder may sell or otherwise dispose of the Shares in the section entitled “Plan of Distribution” on page 9. Discounts, concessions, commissions and similar selling expenses attributable to the sale of the Shares will be borne by the Selling Stockholder. We will pay all expenses (other than discounts, concessions, commissions and similar selling expenses) relating to the registration of the Shares with the Securities and Exchange Commission.
Our common stock is currently quoted on The Nasdaq Capital Market under the symbol “RMTI.” On July 5, 2022, the last reported sale price of our common stock on The Nasdaq Capital Market was $1.30 per share. Our principal executive offices are located at 30142 S. Wixom Road, Wixom, Michigan 48393, and our telephone number is (248) 960-9009.
Investing in our securities involves risks. You should carefully consider the Risk Factors beginning on page 4 of this prospectus before you make an investment in our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is July 5, 2022

We have not, and the Selling Stockholder has not, authorized anyone to provide you with information other than that contained in this prospectus or in any prospectus supplement that we may authorize to be delivered or made available to you. We and the Selling Stockholder take no responsibility for and cannot provide any assurance as to the reliability of any other information others may give you. You should assume that the information in this prospectus and any prospectus supplement is accurate only as of the date on the cover of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any prospectus supplement or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.
We urge you to carefully read this prospectus and any prospectus supplement, together with the information incorporated herein by reference as described under the heading “Where You Can Find Additional Information” and “Incorporation Incorporated by Reference.”
No action is being taken in any jurisdiction outside the United States to permit a public offering of our common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.
Unless the context otherwise requires, we use the terms “Rockwell,” “Company,” “we,” “us,” and “our” in this prospectus to refer to Rockwell Medical, Inc. and, where appropriate, our subsidiaries.

i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
We make “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in this prospectus, including the documents that we incorporate by reference herein. Our forward-looking statements are subject to risks and uncertainties and include information about our current expectations and possible or assumed future results of our operations. When we use words such as “may,” might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “could,” “plan,” “potential,” “predict,” “forecast,” “projected,” “intend” or similar expressions, or make statements regarding our intent, belief, or current expectations, we are making forward-looking statements. Our forward-looking statements also include, without limitation, statements about our liquidity and capital resources; our ability to continue to operate as a going concern; our ability to develop FPC for other indications; our ability to successfully execute on our business strategy and development of new indications, and statements regarding our anticipated future financial condition, operating results, cash flows and business plans. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different from the anticipated future results, performance or achievements expressed or implied by any forward-looking statements. Such business, economic and competitive uncertainties include:
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any further increases in raw material, labor, fuel or other input costs, particularly if we are unable to pass these cost increases along to our customers;

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the duration over which our cash balances will fund our operations;

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our expectations regarding the timing of submissions to, and decisions made by, the FDA, and other regulatory agencies, including foreign regulatory agencies;

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our ability to obtain additional financing and raise capital as necessary to fund operations or pursue business opportunities;

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our ability to satisfy the covenants in our supply agreements;

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our expectations regarding our ability to enter into marketing and other partnership agreements, including amendments to our existing agreements;

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our ability to comply with affirmative and negative covenants under our secured loan with Innovatus;

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the effects of the COVID-19 pandemic on patients, our customers and distributors, and our business, including manufacturing operations and suppliers, as well as the actions by governments, businesses and individuals in response to the pandemic;

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the acceptance of our products by doctors, patients or payors;

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the availability of adequate reimbursement for our products from insurance companies and the government;

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our ability to use existing inventory before shelf life expiration;

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the safety and efficacy of our products;

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our ability to secure adequate protection for, and licensure of, our intellectual property;

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our estimates regarding the capacity of manufacturing and other facilities to support our products;

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our ability to successfully commercialize our products;

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the rate and degree of market acceptance and clinical utility of our products;

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our ability to obtain and/or retain major customers and distributors;

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our ability to compete against other companies and research institutions;

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our ability to attract and retain key personnel;

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our ability to continue as a going concern;

ii

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our expectations for increases or decreases in expenses;

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our expectations for incurring capital expenditures to expand our research and development and manufacturing capabilities;

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our expectations for generating revenue or becoming profitable on a sustained basis;

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our expectations regarding the effect of changes in accounting guidance or standards on our operating results;

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the impact of healthcare reform laws and other government laws and regulations;

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the impact of potential shareholder activism; and

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the other risks identified in this prospectus and the documents incorporated by reference herein.

Other factors not currently anticipated may also materially and adversely affect our results of operations, cash flows and financial position. Readers should not place undue reliance on any such forward-looking statements, which are based on information available to us on the date of this report or, if made elsewhere, as of the date made. We do not undertake, and expressly disclaim, any intention to update or alter any statements whether as a result of new information, future events or otherwise except as required by law.

iii

PROSPECTUS SUMMARY
This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our common stock. You should read the entire prospectus carefully, including “Risk Factors,” and the consolidated financial statements and related notes and information incorporated by reference into this prospectus, before making an investment decision. Some of the statements in this summary constitute forward-looking statements, see “Special Note Regarding Forward-Looking Statements.”
Our Company
We are a commercial-stage, biopharmaceutical company developing and commercializing our next-generation parenteral iron technology platform, Ferric Pyrophosphate Citrate (“FPC”), which we believe has the potential to lead to transformative treatments for iron deficiency in multiple disease states, reduce healthcare costs and improve patients’ lives. We are also one of the two major suppliers of life-saving hemodialysis concentrate products to kidney dialysis clinics in the United States.
Corporate Information
We were incorporated in the state of Michigan in 1996, and re-domiciled to the state of Delaware in 2019. Our corporate headquarters are located at 30142 Wixom Road, Wixom, Michigan 48393. Our telephone number is (248) 960-9009 and our Internet website address is www.rockwellmed.com. We do not incorporate the information on our website into this prospectus, and you should not consider it part of this prospectus.

THE OFFERING
The Selling Stockholder identified in this prospectus is offering on a resale basis a total of 11,168,887 Shares issuable upon the exercise of the Warrants.
Shares of common stock to be offered by the Selling Stockholder
11,168,887 shares
Shares of common stock outstanding
9,384,571 shares as of June 15, 2022
Use of proceeds
We will not receive any proceeds from the sale of the Shares by the Selling Stockholder, except for the exercise price paid for the Shares offered hereby and issuable upon the exercise of the Warrants. See “Use of Proceeds” on page 5 of this prospectus.
Risk factors
This investment involves a high degree of risk. See “Risk Factors” on page 4 of this prospectus for a discussion of factors you should consider carefully before making an investment decision.
Nasdaq Capital Market symbol
“RMTI”

DESCRIPTION OF THE PRIVATE PLACEMENT
On June 2, 2022, we closed a private placement (the “Private Placement”) with an accredited institutional investor for an aggregate purchase price of approximately $3.0 million in exchange for the issuance of (i) warrants to purchase up to a total of 9,900,990 shares of common stock and (ii) pre-funded warrants to purchase up to a total of 1,267,897 shares of common stock. Each warrant was sold at a price of $0.125 per underlying warrant share and is exercisable at an exercise price of $1.39 per share. Each pre-funded warrant was sold at a price equal to $1.39 per share, minus $0.0001. Pursuant to contractual obligations we entered into in connection with the Private Placement, we are required to file a registration statement (the “Registration Statement”) under the Securities Act within 30 days following the close of the Private Placement. This prospectus covers the shares of our common stock issuable upon the exercise of the Warrants.

RISK FACTORS
Investing in our securities involves a high degree of risk. Before making an investment decision with respect to our securities, we urge you to carefully consider the risks described in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2021, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, and other subsequent filings made with the Securities and Exchange Commission (the “SEC”), which are incorporated by reference into this prospectus.
The risks and uncertainties incorporated by reference into this prospectus are not the only ones we face. Additional risks and uncertainties not presently known or which we consider immaterial as of the date hereof may also have an adverse effect on our business. If any of the matters discussed in the following risk factors were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially adversely affected, the market price of our securities could decline and you could lose all or part of your investment in our securities.

USE OF PROCEEDS
We will not receive any of the proceeds from the sale by the Selling Stockholder of the Shares. However, upon any cash exercise of the Warrants by the Selling Stockholder, we will receive cash proceeds per share equal to the exercise price of the Warrants. Of the Warrants, 9,900,990 have a per share exercise price equal to $1.39 and 1,267,897 have a per share exercise price equal to $0.0001. If the Warrants are exercised in a cashless exercise, we will not receive any proceeds from the exercise of the Warrants.

DIVIDEND POLICY
We have never declared or paid cash dividends on our capital stock and have no present intention to pay cash dividends on our common stock for the foreseeable future. Any determination to pay dividends to holders of our common stock will be at the discretion of our board of directors and will depend on many factors, including our financial condition, results of operations, liquidity, earnings, projected capital and other cash requirements, legal requirements, restrictions in the agreements governing any indebtedness we may enter into, business prospects and other factors that our board of directors deems relevant.

DETERMINATION OF OFFERING PRICE
The prices at which the Shares covered by this prospectus may actually be sold will be determined by the prevailing public market price for shares of our common stock, by negotiations between the Selling Stockholder and buyers of our common stock in private transactions or as otherwise described in “Plan of Distribution.”

SELLING STOCKHOLDER
This prospectus covers the possible resale by the Selling Stockholder identified in the table below of 11,168,887 Shares issuable upon the exercise of the Warrants. The Selling Stockholder acquired the Warrants pursuant to the Purchase Agreement and related transactions and we are filing the registration statement of which this prospectus is a part pursuant to the Purchase Agreement.
We do not know how long the Selling Stockholder will hold the Warrants, whether they will exercise the Warrants, and upon such exercise, how long such Selling Stockholder will hold the Shares before selling them, and we currently have no agreements, arrangements or understandings with the Selling Stockholder regarding the sale of any of the Shares.
The following table presents information regarding the Selling Stockholder and the Shares that each may offer and sell from time to time under this prospectus. The table is prepared based on information supplied to us by the Selling Stockholder, and reflects its holdings as of June 15, 2022, unless otherwise noted in the footnotes to the table. Beneficial ownership is determined in accordance with the rules of the SEC, and thus represents voting or investment power with respect to our securities. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days after the date of this table, including the Warrants, to our knowledge and subject to applicable community property rules, the persons and entities named in the table have sole voting and sole investment power with respect to all equity interests beneficially owned. The percentage of shares beneficially owned before and after the offering is based on 9,384,571 shares of our common stock actually outstanding as of June 15, 2022.
Selling Stockholder	Shares Beneficially Owned Before this Offering	Percentage of Outstanding Shares Beneficially Owned Before this Offering	Shares to be Sold in this Offering	Shares Beneficially After this Offering	Percentage of Outstanding Shares Beneficially Owned After this Offering(1)
Armistice Capital Master Fund Ltd.(2)	19,330,890	68.2%(3)	11,168,887	8,162,003	47.5%(3)

*
Represents beneficial ownership of less than one percent.

(1)
Assumes all Shares offered by the Selling Stockholder hereby are sold and that the Selling Stockholder buys or sells no additional shares of common stock prior to the completion of this offering.

(2)
Consists of (i) 373,523 shares of common stock, (ii) 9,056,377 shares issuable upon the exercise of pre-funded warrants, and (iii) 9,900,990 shares issuable upon the exercise of warrants, all of which are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be indirectly beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. Armistice Capital and Steven Boyd disclaim beneficial ownership of the securities except to the extent of their respective pecuniary interests therein. The pre-funded warrants are subject to a beneficial ownership limitation of 9.99% and the warrants are subject to a beneficial ownership limitation of 4.99% (each, a “Beneficial Ownership Limitation”), which limitations preclude the Master Fund from exercising any portion of either to the extent that, following such exercise, the Master Fund’s ownership of our common shares would exceed the applicable beneficial ownership limitation. The address of the Master Fund is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

(3)
The amounts and percentages in the table are provided without regard to the applicable Beneficial Ownership Limitations.

PLAN OF DISTRIBUTION
The Selling Stockholder and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of its Shares covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholder may use any one or more of the following methods when selling securities:
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ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

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block trades in which the broker-dealer will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

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purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

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an exchange distribution in accordance with the rules of the applicable exchange;

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privately negotiated transactions;

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settlement of short sales;

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in transactions through broker-dealers that agree with the Selling Stockholder to sell a specified number of such Shares at a stipulated price per Share;

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through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

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a combination of any such methods of sale; or

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any other method permitted pursuant to applicable law.

The Selling Stockholder may also sell the Shares under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.
Broker-dealers engaged by the Selling Stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.
In connection with the sale of the Shares or interests therein, the Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Shares in the course of hedging the positions they assume. The Selling Stockholder may also sell the Shares short and deliver the Shares to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell the Shares. The Selling Stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of the Shares offered by this prospectus, which Shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The Selling Stockholder and any broker-dealers or agents that are involved in selling the Shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Shares.
The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.
We agreed to keep this prospectus effective until the earlier of (i) the date on which the Shares may be resold by the Selling Stockholder without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the Shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholder or any other person. We will make copies of this prospectus available to the Selling Stockholder and have informed it of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

EXPERTS
The consolidated financial statements as of December 31, 2021 and 2020 and for each of the two years in the period ended December 31, 2021 included in the Annual Report on Form 10-K of Rockwell Medical, Inc. and Subsidiaries filed on April 8, 2022, have been incorporated by reference herein in reliance upon the report of Marcum LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
LEGAL MATTERS
Certain legal matters relating to the validity of the Shares offered by this prospectus will be passed upon for us by Gibson, Dunn & Crutcher LLP, San Francisco, California.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.rockwellmed.com. Our website is not a part of this prospectus and is not incorporated by reference in this prospectus.
This prospectus is part of a registration statement that we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information about us and our subsidiaries and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INFORMATION INCORPORATED BY REFERENCE
The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus.
We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC:
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our Annual Report on Form 10-K for the year ended December 31, 2021 filed on April 8, 2022;

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our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 filed on May 16, 2022;

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our Current Reports on Form 8-K filed on March 18, 2022, March 21, 2022, April 8, 2022, April 11, 2022, May 9, 2022, May 13, 2022, June 2, 2022 and June 22, 2022;

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our Definitive Proxy Statement on Schedule 14A filed on April 8, 2022; and

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the description of our common stock contained in or incorporated into our Registration Statement on Form 8-A filed with the SEC on January 23, 1998, including any amendment or reports filed for the purpose of updating such description.

In addition, all documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement of which this prospectus is a part and prior to the effectiveness of such registration statement and all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering (excluding any information furnished rather than filed) shall be deemed to be incorporated by reference into this prospectus.
Notwithstanding the statements in the preceding paragraphs, no document, report or exhibit (or portion of any of the foregoing) or any other information that we have “furnished” to the SEC pursuant to the Exchange Act shall be incorporated by reference into this prospectus.
We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, including exhibits to these documents. You should direct any requests for documents to Rockwell Medical, Inc., 30142 Wixom Road, Wixom, Michigan 48393, telephone: (248) 960-9009. You also may access these filings on our website at www.rockwellmed.com. We do not incorporate the information on our website into this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus).
Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.

ROCKWELL MEDICAL, INC.
11,168,887 Shares of Common Stock

PROSPECTUS

July 5, 2022